(LOGO) MIDLAND LOAN SERVICES INC.

April 26, 1999

Attn: Corporate Trust Services (CMBS), Nlink 98-1
Norwest Bank Minnesota, N.A.
11000 Broken Land Pkwy
Columbia, MD 21044-3562

NationsLink Funding Corporation, Commercial Mortgage Pass-Through Certificates Series 1998-1

OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the Servicer's performance of its obligations under the PSA for the preceding calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the Servicer has fulfilled all of its obligations under the PSA throughout such period; (iii) to the best of the undersigned's knowledge, the sub-servicer, if any, has fulfilled its obligations under its subservicing agreement in all material respects; and,
(iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the Code.


Charles J. Sipple
Senior Vice President

Paula J. Mickelson
Vice President

cc:    Please see attached page

210 W. 10th Street * Kansas City, MO 64105
Phone: 816/435-5000 FAX: 816/435-2327